EXHIBIT 12.2

                         NORTHWEST AIRLINES CORPORATION
 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK REQUIREMENTS
                              (DOLLARS IN MILLIONS)


                                                    THREE MONTHS ENDED   SIX MONTHS ENDED
                                                          JUNE 30            JUNE 30
                                                    -----------------   -----------------
                                                      1996      1995      1996     1995
                                                    -------   -------   -------   -------
EARNINGS:
Income before income taxes                          $ 331.2   $ 166.1   $ 418.9   $ 170.6
Less:  Income from less than 50%
     owned investees                                    6.8       2.1      10.6       1.8
Add:
     Rent expense representative of interest (1)       47.7      49.6      93.8      96.0
     Interest expense net of capitalized interest      62.0      96.3     127.7     196.8
     Interest of mandatorily redeemable
        preferred security holder                       6.9      --        13.9      --
     Amortization of debt discount and expense          3.6       3.3       6.5       6.5
     Amortization of interest capitalized               0.7       0.8       1.5       2.0
                                                    -------   -------   -------   -------

     ADJUSTED EARNINGS                              $ 445.3   $ 314.0   $ 651.7   $ 470.1
                                                    =======   =======   =======   =======

FIXED CHARGES:

Rent expense representative of interest (1)         $  47.7   $  49.6   $  93.8   $  96.0
Interest expense net of capitalized interest           62.0      96.3     127.7     196.8
Interest of mandatorily redeemable
     preferred security holder                          6.9      --        13.9      --
Preferred stock requirements                           21.6      23.1      42.8      46.2
Amortization of debt discount and expense               3.6       3.3       6.5       6.5
Capitalized interest                                    1.4       3.7       3.6       6.1
                                                    -------   -------   -------   -------

     FIXED CHARGES                                  $ 143.2   $ 176.0   $ 288.3   $ 351.6
                                                    =======   =======   =======   =======

RATIO OF EARNINGS TO FIXED CHARGES AND
     PREFERRED STOCK REQUIREMENTS                      3.11      1.78      2.26      1.34
                                                    =======   =======   =======   =======

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(1)      Calculated as one-third of rentals, which is considered representative of the interest factor.